Exhibit 99.3

News Release

FOR IMMEDIATE RELEASE

Contact:                                                   Sue Neumann, 314-656-5827

SMURFIT-STONE PRESIDENT AND CHIEF OPERATING OFFICER

STEVEN J. KLINGER ANNOUNCES RESIGNATION

CREVE COEUR, Mo., and CHICAGO, October 27, 2010 — Smurfit-Stone Container Corporation (SSCC:NYSE) President and Chief Operating Officer Steven J. Klinger has announced his intent to resign from the company, effective December 31, 2010.  Klinger will also resign from the company’s Board of Directors.

“Steve has had an enormous influence on Smurfit-Stone since he joined the company nearly five years ago,” said Patrick J. Moore, CEO. “He helped lead a multi-year operational transformation plan which resulted in greatly improved efficiencies, more modern equipment, an aligned sales and marketing function and a more cost-effective business model.  Steve’s passion for building high-performing teams has resulted in our ability to attract and retain top talent and will have a lasting impact on this organization.”

Klinger said, “I am proud of all that the Smurfit-Stone team has accomplished over the past few years.  Our employees are the best in the industry. In spite of the challenging economy, the industry slow-down, our transformation and financial restructuring, we have solidly positioned Smurfit-Stone for long-term profitable growth.  These are exciting times for the company and I am honored that I had the opportunity to be a part of it.”

Smurfit-Stone’s Board of Directors announced in August they have launched a search for a CEO successor to Moore, who has announced his intent to retire.

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Smurfit-Stone Container Corporation is one of the industry’s leading integrated containerboard and corrugated packaging producers and one of the world’s largest paper recyclers. The company is a member of the Sustainable Forestry Initiative® and the Chicago Climate Exchange. Smurfit-Stone generated revenue of $5.57 billion in 2009; has led the industry in safety every year since 2001;and conducts its business in compliance with the environmental, health, and safety principles of the American Forest & Paper Association.

Six CityPlace Drive, Creve Coeur, MO 63141   Phone: 314.656.5300   Web: smurfit-stone.com